Exhibit 99.1

ANTARES PHARMA REPORTS FOURTH QUARTER AND FULL YEAR

2015 OPERATING AND FINANCIAL RESULTS

FOURTH QUARTER AND FULL YEAR REVENUES DRIVEN BY OTREXUP™ AND EPINEPHRINE AUTO INJECTOR DEVICE SALES

EIGHTH CONSECUTIVE QUARTER OF INCREASED PRODUCT REVENUE GROWTH

EWING, NJ, March 8, 2016 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating progress and financial results for the fourth quarter and full year ended December 31, 2015.  The Company reported revenue of $11.8 million for the fourth quarter of 2015 and $45.7 million for the full year ended December 31, 2015.  Net loss per share was $0.04 and $0.14 for the fourth quarter and full year 2015.  Antares ended the year with $47.9 million in cash and investments and no debt.

“I am pleased to announce results for the Company which feature a 72% increase in total revenues from a variety of sources for the year.  We continued growing the product sales portion of total revenue, recording our eighth consecutive quarterly increase,” said Robert F. Apple, President and Chief Executive Officer of the Company.   “The fourth quarter also brought continued progress from our pipeline with the approval of our abbreviated new drug application for Sumatriptan Injection USP for the acute treatment of migraine and cluster headache. As we look ahead to 2016, we believe continued revenue growth and progress in our pipeline should create increased shareholder value.”

Fourth Quarter 2015 and Recent Highlights

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Increased the number of quarterly prescriptions written to 9,060 and unique prescribers of OTREXUP™ (methotrexate) injection to approximately 2,000 physicians at the end of the fourth quarter as compared to 6,738 prescriptions and approximately 1,400 physicians at the end of the fourth quarter of 2014. The Company more than doubled prescriptions written by generating approximately 33,000 for the full year 2015 as compared to 15,700 for the same period in 2014, according to Symphony Health Solutions.

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Announced that the U.S. Food and Drug Administration (FDA) approved our Abbreviated New Drug Application (ANDA) for 4 mg/0.5 mL and 6 mg/0.5 mL Sumatriptan Injection USP in adults for the acute treatment of migraine and cluster headache.

•	Delivered $4.9 million in pre-launch epinephrine devices to Teva in the fourth quarter.

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Identified our previously undisclosed Alliance Business partner as AMAG Pharmaceuticals.  Antares is developing a subcutaneous auto injector for their product Makena, a prescription hormone medicine (progestin) used to lower the risk of preterm birth in women who are pregnant with one baby and who have delivered one baby too early in the past.  Current administration of Makena is done intramuscularly through a 21 gauge needle.

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Completed ahead of schedule, enrolment in a dose-blinded, multiple-dose, concentration controlled 26-week safety and pharmacokinetic study of QuickShot® Testosterone (QS T) administered subcutaneously once each week to adult males with hypogonadism.  This supplemental safety study is scheduled for completion in May 2016.

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Announced that the last patient had completed treatment in the dose-blinded, multiple-dose 52 week Phase 3 study to evaluate the efficacy and safety of QuickShot® Testosterone (QS T) administered subcutaneously once each week to adult males with hypogonadism.

•	Appointed Robert F. Apple to the position of President and Chief Executive Officer. Mr. Apple most recently served as the Company’s Executive Vice President and Chief Operating Officer.

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Our partner, Teva, received a complete response letter (CRL) from the FDA on February 23, 2016 related to their epinephrine auto injector ANDA.  According to Teva, the FDA identified certain major deficiencies.  Teva is evaluating the CRL and intends to submit a response.  Due to the major nature of the CRL, Teva expects that its epinephrine product will be substantially delayed from their previously anticipated second half 2016 launch date and that any launch will not take place before 2017.

Fourth Quarter and Year End 2015 Financial Results

Total revenue was $11.8 million and $45.7 million for the three months and year ended December 31, 2015, respectively, compared to $8.4 million and $26.5 million for the comparable periods in 2014. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $9.0 million and $27.5 million for the three months and year ended December 31, 2015, respectively, compared to $4.5 million and $13.2 million for the comparable periods in 2014.  The increase in product sales for the three months and full year ended December 31, 2015 over the same periods in 2014 was primarily driven by the continued growth of OTREXUP™ and the sale of pre-launch quantities of the epinephrine auto injector to Teva.

Development revenues represent amounts earned under arrangements with partners in which we develop new products on their behalf.  Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables.  Development revenue was $0.9 million and $8.9 million for the three months and year ended December 31, 2015, respectively, compared to $2.3 million and $7.2 million for the comparable periods in 2014.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements.  Licensing revenue was $1.1 million and $7.2 million for the three months and year ended December 31, 2015, respectively, compared to $0.9 million and $3.7 million for the comparable periods in 2014.  The increase in the full year 2015 licensing revenue is primarily related to final recognition of deferred revenue in connection with the termination of our promotion and license agreement with LEO Pharma, Inc.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $0.8 million and $2.0 million for the three months and year ended December 31, 2015, respectively, compared to $0.7 million and $2.4 million for the comparable periods in 2014.

Total gross profit increased in the fourth quarter of 2015 to $5.8 million compared to $3.0 million in the same period in 2014 and increased for the full year to $26.2 million in 2015 compared to $15.3 million in 2014.

Total operating expenses were approximately $12.3 million and $13.0 million for the fourth quarters of 2015 and 2014, respectively, and approximately $46.7 million and $50.4 million for the years ended December 31, 2015 and 2014, respectively.  The decreases in operating expenses were driven by a reduction in costs associated with the OTREXUP launch as well as a reduction in legal fees incurred in connection with the Medac litigation.

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Net loss was approximately $6.6 million in the fourth quarter ended December 31, 2015 compared to $10.1 million for the same period in 2014 and $20.7 million for the year ending December 31, 2015 compared to $35.2 million for the full year in 2014.  Net loss per share was $0.04 for the quarter ended December 31, 2015 compared to $0.08 for the same quarter in 2014.  Net loss per share was $0.14 and $0.27 for the years ended December 31, 2015 and 2014, respectively.

At December 31, 2015, cash and investments totalled approximately $47.9 million compared to approximately $40.0 million at December 31, 2014.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review fourth quarter and full year 2015 financial results via webcast and conference call on Tuesday, March 8, 2016, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio portion of the conference call by dialing 1-888-455-2296 (US), or 1-719-457-2628 (International).  Callers should reference the Antares Pharma conference call or conference identification code 7743006. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Tuesday, March 8, 2016, through 11:30 a.m. ET on Wednesday, March 23, 2016. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 7743006.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP™ (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy, and has recently received a therapeutically equivalent approval for VIBEX® Sumatriptan USP for the acute treatment of migraine and cluster headache in the U.S.  The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product license and development deal with Teva Pharmaceutical Industries, Ltd. that includes VIBEX® epinephrine, exenatide multi-dose pen, and another undisclosed multi-dose pen which have not been approved.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the timing of the launch of Vibex Sumatriptan Injection USP and the amount of revenue from the same, the timing and results of the phase 3 studies for QuickShot® Testosterone (QS T) and acceptance of the data by the U.S. Food and Drug Administration (FDA); the Company’s ability to successfully complete a New Drug Application for QS T and submit to the FDA and approval of the same by the FDA; Teva’s ability to adequately and timely respond to the FDA’s complete response letter (CRL) related to their epinephrine auto injector ANDA and FDA approval of the same, the timing and therapeutic equivalence rating thereof, and any revenue pre or post FDA approval; FDA action with respect to Teva’s ANDA for the Exenatide pen; continued growth of prescriptions and sales of OTREXUP™;  the timing and results of research projects, clinical trials,  and product candidates in development including the development

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project with AMAG Pharmaceuticals for a subcutaneous auto injector for their product Makena and Teva’s undisclosed Pen 1 project; actions by the FDA or other regulatory agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended December 31,		Increase	Year Ended December 31,		Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
OTREXUP™	$3,307	$2,818	17%	$13,250	$7,310	81%
Needle-free injector devices and components	863	813	6%	4,203	4,409	(5)%
Auto injector and pen injector devices	4,873	840	480%	10,080	1,477	582%
Total product sales	9,043	4,471	102%	27,533	13,196	109%
Development revenue	868	2,292	(62)%	8,892	7,246	23%
Licensing revenue	1,130	925	22%	7,242	3,709	95%
Royalties	763	714	7%	1,991	2,351	(15)%
Total revenue	$11,804	$8,402	40%	$45,658	$26,502	72%

ANTARES PHARMA, INC.

Table 2 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue:
Product sales	$9,043	$4,471	$27,533	$13,196
Development revenue	868	2,292	8,892	7,246
Licensing revenue	1,130	925	7,242	3,709
Royalties	763	714	1,991	2,351
Total revenue	11,804	8,402	45,658	26,502
Cost of revenue	5,975	5,423	19,458	11,237
Gross profit	5,829	2,979	26,200	15,265
Research and development	5,642	5,735	19,731	18,638
Selling, general and administrative	6,677	7,284	26,931	31,740
Total operating expenses	12,319	13,019	46,662	50,378
Operating loss	(6,490)	(10,040)	(20,462)	(35,113)
Other income (expense)	39	(8)	(22)	(14)
Net loss before income taxes	(6,451)	(10,048)	(20,484)	(35,127)
Income tax provision	175	25	175	25
Net loss	$(6,626)	$(10,073)	$(20,659)	$(35,152)
Basic and diluted net loss per common share	$(0.04)	$(0.08)	$(0.14)	$(0.27)
Basic and diluted weighted average common shares outstanding	154,829	131,694	146,594	130,550

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	December 31,	December 31,
	2015	2014
Assets
Cash and investments	$47,911	$40,031
Accounts receivable	7,952	3,510
Inventories	5,724	5,860
Equipment, molds, furniture and fixtures, net	14,793	10,829
Patent rights, net	2,435	2,885
Goodwill	1,095	1,095
Other assets	4,652	4,563
Total Assets	$84,562	$68,773

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$11,675	$15,707
Deferred revenue	5,844	11,870
Stockholders’ equity	67,043	41,196
Total Liabilities and Stockholders’ Equity	$84,562	$68,773

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